18f-3 Multiple Class Plan
Addendum to Exhibit II

The Calvert Fund
Calvert Ultra-Short Floating Income Fund

Class A

Maximum Front-End Sales Charge	Maximum 12b-1 Fee

1.00%	0.50%

Class B

	Contingent Deferred Sales Charge	Maximum 12b-1 Fee

Shares held less than one year after purchase	4%	1.00%
More than one year but less than two	3%
More than two years but less than three	2%
More than three years but less than four	1%
More than four years	None
Converts to Class A after six years

Class C

Contingent Deferred Sales Charge	Maximum 12b-1 Fee

1.00%	1.00%
(if redeemed within one
year of purchase)

Date: June 7, 2006